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                                                           EXHIBIT 8(b)








                                 December 15, 1997



The Quick & Reilly Group, Inc.
230 South County Road
Palm Beach, Florida  33480

Ladies/Gentlemen:

          We have acted as special counsel to The Quick & Reilly Group, Inc., a Delaware corporation ("Quick & Reilly"), in connection with the proposed merger (the "Merger") of Quick & Reilly with and into FFG Acquisition Corp., a Delaware corporation ("Merger Sub"), a wholly-owned subsidiary of Fleet Financial Group, Inc., a Rhode Island corporation ("Fleet"), upon the terms and conditions set forth in the Agreement and Plan of Merger dated as of September 16, 1997, as amended as of December 12, 1997, by and among Quick & Reilly, Fleet and Merger Sub (the "Agreement"). At your request, in connection with the filing of the Registration Statement on Form S-4 filed with the Securities and Exchange Commission in connection with the Merger (the "Registration Statement"), we are rendering our opinion concerning certain federal income tax consequences of the Merger.

         For purposes of the opinion set forth below, we have relied, with the consent of Quick & Reilly and the consent of Fleet, upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) contained, respectively, in the certificates of the officers of Quick & Reilly and Fleet (copies of which are attached hereto and which are incorporated herein by reference), and have assumed that such certificates will be complete and accurate as

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The Quick & Reily Group, Inc.
December 15, 1997
Page 2

of the Effective Time. We have also relied upon the accuracy of the Registration Statement and the Proxy Statement-Prospectus included therein (together, the "Proxy Statement"). Any capitalized term used and not defined herein has the meaning given to it in the Proxy Statement or the appendices thereto (including the Agreement).

         We have also assumed that the transactions contemplated by the Agreement will be consummated in accordance therewith and as described in the Proxy Statement and that the Merger will qualify as a statutory merger under the applicable laws of the State of Delaware.

         Based upon the subject to the foregoing, except as otherwise indicated, the discussion set forth in the Proxy Statement under the caption "THE MERGER -- Certain Federal Income Tax Consequences" represents our opinion as to the material United States federal income tax consequences of the Merger under currently applicable law.

         We express no opinion as to the consequences under any market-to-market rule of the closing of Quick & Reilly's taxable year in connection with the Merger.

         We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references to us under the caption "SUMMARY OF PROXY STATEMENT-PROSPECTUS -- Certain Federal Income Tax Consequences", under the caption "THE MERGER -- Certain Federal Income Tax Consequences" and elsewhere in the Proxy Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                Very truly yours,

                                /s/ WACHTELL, LIPTON, ROSEN & KATZ